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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Duke Energy Field Services, LLC on Form S-3 of our report dated March 1, 2002, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in method of accounting for derivative instruments to conform to Statement of Financial Accounting Standard No. 133 described in Note 2) appearing in the Annual Report on Form 10-K of Duke Energy Field Services, LLC for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
May 1, 2002